UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 20, 2015

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Martin Schroeter’s first quarter earnings presentation to investors on April 20, 2015, as well as certain comments made by Mr. Schroeter during the question and answer period, edited for clarity.  Attachment II contains Slide 23 from Mr. Schroeter’s first quarter earnings presentation corrected for mislabeled rows.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on April 20, 2015, which included IBM’s press release dated April 20, 2015.  All of the information in Attachment I and Attachment II is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 21, 2015

	By:	/s/ Stanley J. Sutula III

Stanley J. Sutula III
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here today with Martin Schroeter, IBM’s Senior Vice President and Chief Financial Officer.  I want to welcome you to our first quarter earnings presentation.

The prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

Now, I’ll turn the call over to Martin Schroeter.

1Q Overview

Thanks Patricia.

In the first quarter, we delivered $19.6 billion of revenue, $2.9 billion of operating net income, and operating EPS of $2.91. That’s up 9 percent from last year.  It’s quite a good start to the year, and obviously better than the mid-single digit growth we discussed 90 days ago.

Our revenue was flat year to year, excluding the impact of currency and the divested businesses.  There has been a lot of focus on the implications of a stronger dollar, especially to companies like IBM where as you know 2/3rd of our revenue are outside the US.  So let me address this right up front.

In the first quarter we had an 8 point impact from currency translation.  The impact is even greater than 90 days ago, and also from the update we provided at the end of February.  As always, we put a chart in the backup that shows the impact of currency translation to revenue for the first quarter and the full year.  And as we shift our portfolio to higher value and divest businesses that no longer fit our strategic profile, this also results in an impact to our reported revenue growth.  In the first quarter it was over four points.  So together, the impact of currency, and the divested businesses reduced the reported revenue growth by 12 points.

And now for the balance of the presentation, I’ll focus on our revenue performance at constant currency and excluding the impact of the divested businesses.  This is a way we look at our business, and again on that view of our business our revenue was flat year to year.

At our investor briefing at the end of February, we spent a lot of time on how we are transforming our business to where we see long term value in enterprise IT.  We have a core portfolio that is high value to our clients, and high value to us, quite frankly, it’s essential.  While the market for these capabilities isn’t necessarily growing, we continue to reinvent and innovate to deliver that value.

We’ve also been investing in our strategic imperatives, our solutions that address the opportunities in data, cloud, social, mobile and security.  These are high value solutions.  And we’re able to grow at a rate significantly faster than the market because our offerings are highly differentiated and because our core businesses provide the industry perspective and deep insight into how our clients operate.

In February, we showed you the revenue across our strategic imperatives has been up 19 to 20 percent in each of the last five years.  And now in the first quarter, revenue in our strategic imperatives grew more than 30 percent, so a good start toward another strong double-digit year.  Analytics was up more than 20 percent, Social more than 40 percent, and Mobile more than 4 times.

Our cloud revenue was up over 75 percent year to year.   On a trailing twelve-month basis, our cloud revenue was $7.7 billion. This is a demonstration of high growth in the higher-value cloud opportunities across public, private and hybrid.  We had terrific performance in our cloud foundational and as-a-Service offerings. And we exited the quarter with an annual as-a-Service run rate of $3.8 billion, that’s up a billion and a half in the last year.  The bulk of that growth was organic, the result of our deep insights into how our clients run their business.  We’ve applied that insight to develop a strong point of view on cloud, that the value in cloud is hybrid.  In February, we announced a program to make hybrid cloud a reality for the enterprise, extending our clients’ control, visibility, security and governance in a hybrid cloud environment, similar to what they have in their private cloud and existing IT systems. And to deal with data sprawl we are providing increased data portability across environments.

Now, while we’re investing and driving growth in our strategic imperatives, we’re continuing to reinvent and bring innovation to our core portfolio.  For example, in our hardware business, we’ve continued to invest and innovate. That’s how we’ve been able to introduce the z13 mainframe that is built for the mobile economy, and roll out Power 8, optimized for data and cloud.  And we’ve also made some visible divestitures.  And we’re now starting to see the result of those actions. In March, we shipped the first z13 system and our mainframe revenue more than doubled, on MIPS shipments that were up 95 percent.  Power returned to growth, leveraging strong performance in our scale-out systems.  All of this is driving our shift to higher value, resulting in a higher margin and supporting targeted investments.

In fact, in 2015 we’re shifting billions of dollars of spending to data, cloud and engagement to extend our differentiation in the market.  And in the last few weeks, we’ve announced two initiatives, Internet of Things and Watson Health, that will further strengthen our position as a high-value innovation company providing solutions at the intersection of business and IT.

So to sum it up, our results this quarter at the IBM level and the segment level reflect the transformation in our business.  We had continued momentum in our strategic imperatives and strong growth in hardware, resulting from the innovation we continue to deliver.  The declines in the core portfolio were consistent with the second half of last year.  And our shift to higher value drove margin expansion, and we’re continuing to shift investments and rebalance resources to address the best long term opportunities in the market.

Key Financial Metrics

So now I’ll get into the details of the quarter.

Our revenue was flat year to year, a two-point improvement from our year-to-year performance in the third and the fourth quarters.  At the risk of oversimplifying this quarter’s revenue dynamics, our strategic imperatives were up over 30 percent, which is 10 points faster than last year.  And bear in mind we have a pretty substantial business in cloud and analytics alone, so it’s on a big base.  And our core businesses had a similar trajectory to what we delivered in the second half of last year.  So our substantial strategic imperatives, growing 10 points faster, drove two points of sequential improvement.

Looking at our margins, we had an 80 basis-point improvement in gross margin, driven by both portfolio actions and strong growth in System z.  To put that 80 basis points into historical context, gross margin of 49.3 percent is up about 1400 basis points in the last 15 years, And you’ll get that same trend from a margin perspective whether you go back three, five, or ten years. In terms of gross profit dollars — and that’s up $2.7 billion from 15 years ago. So this is clearly the result of our long term relentless shift to higher value.  Our pre-tax and net margins benefitted from this shift as well, but they also reflect a smaller charge for workforce rebalancing this year.

On the bottom line, we reported Operating EPS of $2.91, up 9 percent.  We generated $1.1 billion of free cash flow in the quarter, which is up from last year.  As you know there’s a lot of seasonality in the timing of our cash flows, much more so than in our net income.  We returned a billion two through share repurchase, and nearly the same amount in dividends, and we ended the quarter with $8.8 billion of cash on hand, up from year end.

Revenue by Geography

Now turning to the revenue by geography, we had sequential improvement in our year-to-year performance in both the major markets and the growth markets, led by the US, Japan, and Latin America.

Revenue in the major markets was flat year to year.  We grew in the US, with strong growth across our hardware portfolio, and some large software deals.  So we had a good transactional performance in the US. Japan growth accelerated on the strength of services and hardware.  We continued to see mixed performance in Europe, with growth in the UK, and declines in Germany and France. From a brand perspective, we had good growth in mainframe and Power, and continued momentum in outsourcing signings as clients look to integrate cloud and mobile capabilities into large scale IT environments.  Overall, while our performance in Europe decelerated, it was in line with the market.

In the growth markets, Latin America returned to double-digit growth with broad-based growth in the region, and we had growth in the Middle East and Africa.  The Asia Pacific growth markets again declined, though we had sequential improvement in some key countries. Now our year-to-year performance in the BRIC countries improved sequentially, though the total BRIC number is not reflective of the individual countries’ performance.  We had growth in Brazil and India, and declines in Russia and China.  In China, we again had very strong growth in mainframe, but our services revenue declined as we shift our focus away from some of the lower-margin offerings.  Bear in mind, we do have a profitable business in China.

Revenue and Gross Profit Margin by Segment

Turning to the segment perspective, our total revenue was flat, and gross margin improved 80 basis points.

As always, I’ll go into the revenue drivers in the segment discussions, but I want to spend a minute on margin dynamics.  When you look at the drivers of margin improvement we’ve talked about in the past, a shift to higher value has been a big contributor.  This quarter we saw the shift coming from portfolio actions and strong System z performance.

Over long periods of time, investment levels can improve margins but given the market shifts and transformation we’re driving, investments are currently reducing margins.  Similarly, currency is typically neutral over an extended period, though our margin this quarter had a translational impact of the stronger dollar.  With all of that, we drove margin improvement of 80 basis points.

Expense Summary

The reported Operating Expense and Other Income is down 17 percent.  The reported decline is driven by currency, a lower level of workforce rebalancing, and the fact that we no longer have the expense of the System x business in our run rate.  I’ll comment on each.

Eight points of decline was driven by currency, between the translation of non-dollar spending, and the hedging gains that are reported in expense.  Two points of the decline are due to the divestiture of System x. We’re continuing to rebalance our workforce, and this quarter we took a charge of $280 million, but that’s down $580 million year to year.  So the lower level of workforce rebalancing charges drove another 7 points of decline.  As we continue the transformation of our business, I’d expect a similar level of workforce rebalancing next quarter, which will impact our year-to-year profit performance. I should also mention that last year we had nearly a $100 million gain from the sale of our customer care business in Other Income, which obviously wasn’t replicated this year.

Within our base expense, we’re continuing to shift resources and spending to areas where we see the most opportunity.  In February, we talked about shifting $4 billion in spending in 2015, that’s across expense, cost, and capital, and in the first quarter we’ve been executing to that plan.  We’ve increased expense in areas like SoftLayer, Watson, and Bluemix, just to name a few.  And we’ll see the benefits over the longer term.

Now let’s turn to the segments, and we’ll start with Services.

Services Segments

Combined Services revenue was $12.2 billion, which is down two percent year to year.  This quarter we closed 15 deals greater than $100 million with about half of that for new clients, or new scope with existing clients.  This reflects the strength of our offerings and our client’s confidence in our ability to manage the most critical assets in their business.  We ended the quarter with total Services backlog of $121 billion, which was flat at constant currency and adjusting for the divestiture.

Global Technology Services delivered $7.9 billion of revenue.  GTS Outsourcing reflects the mix and timing of contracts from the backlog.  As expected, many of the larger contracts signed last year did not contribute to revenue in the first quarter.  We’re continuing to see clients sign large infrastructure outsourcing deals with embedded cloud and mobile initiatives, creating large-scale hybrid IT environments.  IBM is the trusted partner for these core business transformations because of our global capabilities and portfolio breadth and in fact the Forrester Research Wave evaluation cited IBM as far-and-away the leading supplier in the global infrastructure outsourcing segment.

Within ITS, we had good growth in cloud, security, and business resiliency, but overall performance was impacted by a shift away from lower-value services such as datacenter build-outs and OEM hardware deployments.

SoftLayer grew solid double digits this quarter, improving sequentially and building on the expanded datacenter capacity.  We continued our steady progress with the opening of a few new footprints in Montreal, Sydney, and Amsterdam.  Clients like ShopDirect are choosing SoftLayer as the platform to integrate cloud initiatives with their core systems into a unified hybrid IT model.  This architecture provides them with on-demand burst capability, as well as the ability to plan for and deliver consumer apparel and home goods based on real-time demand.  This kind of value is only unlocked when the emerging technologies like cloud and analytics are integrated with the large sets of customer data enterprises already have.

Maintenance was up two percent, with the growth driven by our Multivendor Support Services, which is our third party hardware maintenance offering.  The continued growth of maintenance is another demonstration of the strength of our global reach and capabilities.  As organizations expand they want a partner who has scale and can provide global parts and support capabilities.

GTS pre-tax margin was driven by a few elements.  Currency was the biggest impact to profit year to year, and our maintenance profit was down due to the System x divestiture.  Profit and margin performance also reflects the continued investments in the business to expand our operational capabilities.  The SoftLayer datacenter expansion I just mentioned is one example.  This gives us a highly differentiated offering in hybrid cloud, especially as it relates to data residency requirements.  We’re also increasing our sales hiring in our mobile and security practices, and making investments in our resiliency business.  And we’re accelerating our transition to a more significant global delivery model, which requires hiring and training costs ahead of the expected savings. Finally, we had a year-to-year benefit from a smaller workforce rebalancing charge in the quarter, but we haven’t yet realized the bulk of savings from our recent actions.

Global Business Services revenue was $4.3 billion.

We’ve had solid performance in many markets and solution areas. In Japan we’ve been consistently growing revenue and expanding margins, with solid growth in consulting and application outsourcing.  And in Europe this quarter we returned to revenue growth.  Across all our geographies, we continue to drive strong growth in the offerings that address our strategic imperatives.  Our cloud solutions more than tripled year to year, analytics grew double digits, and we had very good growth in mobile and social.  We’re helping clients create new business models and opportunities for client engagement.

The challenge for Global Business Services is North America.  While we have solid growth in our strategic imperatives, we’re dealing with a slowdown in some of the more traditional areas.  Because the US is our largest geography, its performance has a significant impact on the overall segment.  But again, the US has some very positive elements in GBS.

Let me give you one example of the kind of work we’re doing to help clients create opportunities for client engagement.  In February, we announced our strategic partnership with AMB Sports & Entertainment to transform the fan experience at the new Atlanta stadium. When complete, when you go to the stadium, you’ll be able to see in real-time which parking lots are available and which are filled, where the shortest concession lines are during the game, and have access to statistics and information from the bleachers.  All because we can combine GTS outsourcing and technology capabilities with our GBS process and application expertise to provide a complete solution, creating new markets that didn’t exist even a few years ago.

Before wrapping up revenue, let me just remind you that we’ve integrated Global Process Services, our BPO business into GBS to create a seamless end-to-end business transformation capability for our clients and to better leverage our industry knowledge.

Looking at GBS profit, the pre-tax margin had a mix of drivers. We got some year-to-year benefit from the lower workforce rebalancing charge, and some savings yield from last year’s action.  We were impacted by the Customer Care divestiture, both by the loss of operational profit and by not having a gain in this year’s results.  The balance of the margin decline was driven by our cost structure in those geographies where we’re not growing revenue.  We’re making investments and taking actions to make our cost structure more competitive, including rebalancing to more global delivery, use of alternate labor models, and shifting resources toward higher-value Strategic Imperative offerings.

Software Segment

Our Software revenue of $5.2 billion was down two percent, a modest sequential improvement from the rate in the prior quarter.

Key branded middleware grew one percent driven by growth in our Software-as-a-Service offerings, which were up nearly 50 percent. Total software growth also reflects a one-point headwind from operating systems.

We had growth across many solution areas. Our analytics software was up, and our mobile software grew at a strong double-digit rate, led by our MobileFirst offerings. We had solid growth in our commerce solutions, where a large proportion of the business is Software-as-a-Service.  And our Social solutions grew double-digits driven by strong performance in both Kenexa and advanced collaboration offerings.

Across software, we’re continuing to drive innovation and capture growth areas importantly building our software into broader solution capabilities.  Just this month, we have made two major announcements, IoT and Watson Health.  These are a continuation of what we started last year with Watson, then earlier this year with analytics, commerce and security.  There are some common threads throughout.  They are all based on a unique point of view around cloud and the value of hybrid.  They all use analytics to leverage data.  And they all have an industry dimension.

Let me comment briefly on the two announcements.

At the end of March we announced the creation of an Internet of Things unit, committing $3 billion of spend over the next four years.  As part of this, we are establishing a cloud-based open platform to help clients and partners build and deliver vertical industry IoT solutions. We have also created an IoT zone within Bluemix, our platform-as-a-service and we are expanding an IoT ecosystem to leverage a growing developer and entrepreneur community. This is similar to what we’ve done successfully around Watson, where we not only have large partners like Softbank in Japan but we have hundreds of ecosystem partners you may not have heard of yet like Wayblazer, Fluid, Redant, MD Buyline, Elance, Sellpoint, SparkCognition, and LifeLearn, all of whom are building commercial applications on Watson.

And then last week we announced Watson Health, which we believe will transform healthcare, by bringing together the advanced cognitive capabilities of Watson with a vast ecosystem of partners, practitioners and researchers. There are several aspects to the Watson Health announcement — from the creation of a Watson Health Cloud, to partnerships with leading companies, to the acquisition of two companies that extend our healthcare analytics capabilities.

These are the two most recent examples where we are partnering in new ways to drive innovation and build an ecosystem to transform industries.

Systems Hardware Segment

Turning to our Systems Hardware segment, revenue of $1.7 billion was up 30 percent, as we continue to deliver innovation across our high end systems.

This quarter System z MIPS were up 95 percent year to year, resulting in revenue more than doubling. We started to ship our new z13 in the second week of March and this was the fastest start in terms of number of systems we shipped in over a decade. We also booked the highest revenue growth in any quarter in more than a decade.  The capabilities of the z13 mainframe around mobile, cloud and real-time insights and fraud detection are resonating well with our customers.

Let me give you a real example of what we’re talking about. If you are UPS, one of the largest logistics companies in the world, you have to manage nearly 5 billion deliveries a year with highly seasonal changes in demand. Your customers expect their packages to arrive on time, and they expect to schedule, manage and track shipments anywhere, anytime, and increasingly through their mobile devices. These mobile transactions can lead to dramatic increases in overall traffic as customers complete transactions at will. This requires a system that can handle the growth and scale seamlessly when activity spikes, maintaining a secure system that’s always available. That’s why UPS chose to upgrade to the IBM z13 mainframe because it could meet the expanding demands of the mobile economy.

Now moving on to Power, revenue returned to growth.  We not only took share in the declining Unix market, but we are also expanding beyond Unix, with Linux on Power and our OpenPOWER IP opportunity.

We are expanding our customer base in the entry-level Linux systems as well as with large cloud-based players. The likes of OVH, the largest internet hosting company in Europe, Rackspace, and very recently Zuchetti, a leading IT provider in Italy, have all selected Power-based Linux systems to deliver their cloud offerings.

In addition, just over a year ago we launched the OpenPOWER Foundation, to open up the Power technology and build an ecosystem to share intellectual property.  The ecosystem of partners includes large established players such as

Google, Nvidia, Mellanox, Samsung, Tyan and Inspur.  But the consortium includes other smaller and emerging players, such as SK Hynix from Korea, Teamsun from China and Nallatech from Scotland, adding tremendous breadth and reach. Last month, the foundation unveiled more than ten new hardware innovations that continue to make Power technology relevant beyond the Unix market.  And in the first quarter, we closed our first substantial intellectual property deal, a confirmation of our strategy on Power as an open chip processor.  This is an important step for the first OpenPOWER-based system for China. As an example, Zoom Netcom, a data communication and equipment supplier, will launch a system in the market later this year, which is based on the first derivative of a POWER chip unveiled by Suzhou PowerCore. This clearly shows that our Power strategy is working and we see momentum in the business.

Our Storage hardware revenue was down two percent, a modest sequential improvement. We again saw strong growth in our Flash Systems. This growth was offset by the wind down of our OEM business and continued price weakness in high-end disk.  We see value in the storage market shifting to software and in the first quarter we unveiled IBM Spectrum Storage, new storage software in support of hybrid cloud environments.  The portfolio provides greater access to data, accelerates speed to insights and improves data economics.

Our Systems Hardware segment growth is a clear result of the actions we have taken to position our Systems business for the future. With good adoption in z13 and Power systems, and launch of the remaining P8 based systems later this quarter, we continue to see good growth in this business.

Cash Flow Summary

Moving on to cash flow in the quarter, we generated $2 billion of cash from operations, excluding our Global Financing receivables.  We spent just under a billion dollars in capex, which is flat year to year, but includes a shift in spend as we build out our SoftLayer cloud centers.

And so we generated $1.1 billion of free cash flow, which is up $400 million year to year.  The primary driver was lower tax payments.  This was partially offset by the working capital impact associated with the sale of our System x business, and higher payments for performance based comp which was accrued last year.  I mentioned earlier that our free cash flow generation is skewed to the back end of the year, and we continue to expect to deliver on our full year objectives.

Looking at the uses of cash in the quarter, we returned over $2 billion to shareholders, including $1.1 billion in dividends and a billion two to buy back almost 8 million shares.  At the end of March, we had 985 million shares outstanding and $5 billion remaining in our buyback authorization. With the flow through from last year’s share reduction, our first quarter spend, and the remaining authorization, we can achieve the level of share reduction we’ve assumed in our model for the year.

Balance Sheet Summary

Turning to the balance sheet, we ended the quarter with a cash balance of $8.8 billion, which is up from December, but down from a year ago.

Total debt was $38.8 billion, with over $26 billion in support of our financing business.  The leverage in our financing business remains at 7 to 1.  Our non-financing debt was $12.6 billion, which is down $3 billion from a year ago. Our non-financing debt-to-cap was essentially flat vs. December and four points higher than last year.

Remember our equity was impacted in the latter half of last year by pension, currency and the semiconductor manufacturing divestiture. The changes in book equity and the resulting impact on our debt-to-cap ratio do not adequately reflect the financial flexibility we have to support our business over the long term.  In fact on the basis of a core debt to EBITDA metric, we are well positioned to support our long term growth objectives.

Finally, I want to mention that as a result of several court rulings in Spain, including one in March, we booked a $230 million pre-tax charge related to litigation involving IBM Spain retirement plans. The court ruling reverses a voluntary employee program to join a defined contribution plan that was offered more than 20 years ago.  This non-operating charge impacted GAAP earnings and pension liability in the first quarter.

Summary

So now let me summarize the quarter, and talk about our full year expectations.

We’ve been very clear that we’re transforming our business, and we continue to see signs that the transformation is working.  In the first quarter you see it at the IBM level, and in our segments.  Our revenue trajectory improved, driven by an acceleration in our strategic imperatives.  We had strength in high-end systems, as our new products address the most contemporary workloads of data, cloud, mobile.  This strength, together with our overall shift to higher value drove margin expansion for IBM. All together our revenue was flat year to year, excluding currency and the impact of divested businesses.  And we had mid-single digit operating net income growth, and high single digit EPS growth as reported.  At the same time, we’ve made a number of bold moves that build on the momentum we started in 2014.  These include our hybrid cloud announcement in February, a set of initiatives around Internet of Things in March, and just two weeks ago the launch of Watson Health. It was a good start to the year.

Looking forward, we’ll continue to deliver strong growth in our strategic imperatives, while the transitions in some of our businesses continue.  We’ll continue to expand our margin as we shift to higher value, and we’ll continue a high level of investment, shifting to areas where we see the best opportunity. We’re deploying capital through different models, organic R&D, capital expenditures, and acquisitions.  And we’re building partnerships and ecosystems, not only with the big household names, but with hundreds of smaller firms.  This leverages our mutual strengths and expands our reach, all at a high level of return.  And of course we’ll continue to return value to shareholders through both share repurchase and dividends.

For the full year, we continue to expect to deliver Operating EPS of $15.75 to $16.50.  And at that level of profit, we continue to expect free cash flow to be flat for the year.  With these dynamics and level of performance, we’ll exit 2015 a higher-value business.

Now Patricia and I will take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items. First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter. And second, I’d ask you to refrain from multi-part questions.

Operator, can you please open it up for questions.

END OF PREPARED REMARKS.

Comments made by Mr. Schroeter during the question and answer period, edited for clarity:

As we talked about in Investor Day, strategic imperatives have been on a very steady 19, 20 percent growth rate year to year.  Now, they’re a pretty substantial part of our business now, and with respect to the 30 percent growth in the first quarter, part of it is driven by the mainframe and the POWER cycle.  And we’re thinking now, when we look at the rest of the year that we are counting on a continued 19 to 20 percent growth rate.  Our guidance is not requiring 30 percent growth for strategic imperatives revenue.  In fact, we expect it to return to what we’ve seen, still very strong growth, still ahead of the marketplace and still contributing a fair bit of growth to IBM.  But think of it more as a 20 percent growth.

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Currency was an impact of about eight points on the revenue line in the quarter.  So, a bit over a billion seven in terms of translating the first quarter revenue back to dollars.  So, a pretty big impact on the revenue line.  From a profit perspective, this is somewhat of an imprecise calculation.  We estimate that profit growth was impacted year to year by somewhere between 15 and 20 cents in the quarter.  If you just took that 15 to 20-cent impact, at the high end, assuming the rates stay here, you could see an 80-cent year-to-year impact full year on earnings from this.

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We would expect that the mainframe will be larger in the second quarter than it was in the first.  So, from a dollar perspective, it will be larger, but we also had a great mainframe quarter in the second quarter of last year.  So, the growth year to year will look a lot different than the first quarter, but the absolute revenue number in the second will be higher.  We would expect that in the first half we’ll probably finish at solid 50 percent growth in the mainframe between the first two quarters, which is very typical, very traditional in terms of the mainframe.

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From a profitability perspective, we have a fairly typical skew in our pretax profit from first to second quarter.  On a year-to-year basis, we have dynamics within our workforce rebalancing charges from prior years that drive the growth rates to look odd.  So, with essentially the same level of workforce rebalancing from first quarter to second quarter this year, the transformation of our business and the mainframe cycle we’re in, gets us to a typical sequential improvement of about a billion dollars of pretax profit quarter to quarter.

ATTACHMENT II

 Supplemental Materials ATTACHMENT II Non-GAAP Supplemental Materials Reconciliation of Operating Earnings Per Share 2015 Expectations IBM GAAP EPS $14.17 - $14.92 IBM Operating EPS (Non-GAAP) $15.75 - $16.50 Adjustments Acquisition-Related Charges * Amortization of Purchased Intangibles Other Acquisition-Related Charges Non-Operating Retirement-Related Items $0.74 $0.72 $0.02 $0.84 * Includes acquisitions through March 31, 2015 The above serves to reconcile the Non-GAAP financial information contained in Full Year 2015 Expectations and “Summary” discussions in the company’s earnings presentation. See Slide 21 of this presentation for additional information on the use of these Non-GAAP financial measures. 23